Exhibit 8.1
October 16th, 2009
Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou Str.
GR 16674 Glyfada, Athens GREECE
Re: Registration Statement on Form F-1, Filed September 17, 2009 — File No. 333-161961
Ladies and Gentlemen:
You have requested our opinion regarding certain United States federal income tax matters relating to Seanergy Maritime Holdings Corp. (the “Company”) and holders of common shares of the Company.
In formulating our opinion as to these matters, we examined the documents we considered appropriate, including the Registration Statement and amendments to the Registration Statement filed by the Company on Form F-1 with the Securities and Exchange Commission through the date of this letter (the “Registration Statement”), and obtained such additional information from representatives of the Company as we believed relevant and necessary for this purpose.
We are of the opinion that the tax discussion under the caption, “Taxation”, in the Registration Statement accurately describes the United States federal income tax considerations to the Company and to the holders of the Company’s common stock. Our opinion is subject to the qualifications set forth in the Taxation discussion in the Registration Statement, which includes but is not limited to those qualifications related to aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. Also, our opinion does not cover any factual or accounting matters, such as, computations or facts relating to the business, income, activities, or ownership of the Company.
This opinion and the Taxation discussion in the Registration Statement are based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, published pronouncements of the Internal Revenue Service, and case law as of the date of this letter, any of which may change hereafter with retroactive effect. No opinion is expressed on any matters other than those described above.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Yours truly,
Stephen Flott